Product supplement no. 70-A-I To prospectus dated November 21, 2008 and prospectus supplement dated November 21, 2008	Registration Statement No. 333-155535 Dated March 2, 2009 Rule 424(b)(2)

 Return Enhanced Notes Linked to a Weighted Basket of Commodities

General

  JPMorgan Chase & Co. may, from time to time, offer and sell return enhanced notes linked to a weighted basket of commodities. This product supplement no. 70-A-I describes terms that will apply generally to the return enhanced notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. A separate commodity supplement will describe any commodity included in the Basket but not described in this product supplement, or will include an updated description of a commodity described in this product supplement. We refer to such commodity supplements generally as underlying supplements. If the terms described in the relevant underlying supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant underlying supplement will control. If the terms described in the relevant terms supplement are inconsistent with those described herein or in any related underlying supplement, or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement will control.
  The notes are senior unsecured obligations of JPMorgan Chase & Co.
  Payment is linked to a weighted Basket of commodities as described below.
  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-35.
  Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
  Investing in the notes is not equivalent to investing in the Basket, the Basket Commodities or any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments linked to, any of the Basket Commodities.
  The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Basket:

The relevant terms supplement will specify the commodities composing the basket (the “Basket”). In this product supplement no. 70-A-I, we refer to a commodity as a “Basket Commodity,” and collectively, as “Basket Commodities.”

In certain cases, only one Basket Commodity may compose the entire Basket. If there is only one Basket Commodity, that Basket Commodity will be weighted as 100% of the Basket and may be referred to as the “Commodity” in the relevant terms supplement.

Payment at Maturity (Notes with a Buffer):

Subject to the impact of a market disruption event, for notes with a buffer, the amount you will receive at maturity is based on the value of the Ending Basket Level relative to the Starting Basket Level (or Strike Level, if applicable) and the buffer amount.

If the Ending Basket Level is greater than the Starting Basket Level (or Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Basket Return multiplied by, if applicable, the upside leverage factor, subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage that we will determine on the pricing date and that will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Basket Return multiplied by, if applicable, the upside leverage factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return on the note, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return × upside leverage factor)

If applicable, the “upside leverage factor” will be a number set forth in the relevant terms supplement. If no upside leverage factor is specified in the relevant terms supplement, and the Ending Basket Level is greater than the Starting Basket Level (or Strike Level, if applicable), your final payment per $1,000 principal amount note will be $1,000 + ($1,000 × Basket Return), subject to the Maximum Total Return, if applicable. In this case, the relevant terms supplement may refer to the notes as “Buffered Notes.”

Your principal is protected against a decline in the Basket up to the buffer amount. If the Ending Basket Level declines from the Starting Basket Level (or Strike Level, if applicable) and such decline is equal to or less than the buffer amount, you will receive the principal amount of your notes at maturity.

If the Ending Basket Level declines from the Starting Basket Level (or Strike Level, if applicable) by more than the buffer amount, for every 1% decline of the Basket beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by, if applicable, the downside leverage factor, and your payment at maturity per $1,000 principal amount note will be calculated, unless otherwise specified in the relevant terms supplement, as follows:

$1,000 + [$1,000 × (Basket Return + buffer amount %) × downside leverage factor]

If applicable, the “downside leverage factor” will be a number set forth in the relevant terms supplement. If no downside leverage factor is specified in the relevant terms supplement and the Ending Basket Level declines from the Starting Basket Level (or Strike Level, if applicable) and such decline is greater than the buffer amount, your final payment per $1,000 principal amount note will be $1,000 + [$1,000 × (Basket Return + buffer amount %)].

For notes with a buffer, you will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level (or Strike Level, if applicable) by more than the buffer amount.

For more information about the impact of market disruption events, please see “Description of Notes — Payment at Maturity” and “General Terms of Notes — Market Disruption Events”.

(continued on next page)

Investing in the Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 70-A-I, the accompanying prospectus supplement and prospectus or any related underlying supplement or terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

March 2, 2009

Key Terms (continued)

Payment at Maturity (Notes without a Buffer):

Subject to the impact of a market disruption event, for notes without a buffer, the amount you will receive at maturity is based on the value of the Ending Basket Level relative to the Starting Basket Level (or Strike Level, if applicable).

If the Ending Basket Level is greater than the Starting Basket Level (or Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Basket Return multiplied by the upside leverage factor, subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage that we will determine on the pricing date and that will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Basket Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return on the note, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return × upside leverage factor)
If the Ending Basket Level is equal to the Starting Basket Level (or Strike Level, if applicable), you will receive a cash payment of $1,000 per $1,000 principal amount note.

If the Ending Basket Level declines from the Starting Basket Level (or Strike Level, if applicable), you will lose 1% of the principal amount of your notes for every 1% that the Basket declines beyond the Starting Basket Level (or Strike Level, if applicable), unless otherwise specified in the relevant terms supplement. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return)

For notes without a buffer, you will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level (or Strike Level, if applicable).

For more information about the impact of market disruption events please see “Description of Notes — Payment at Maturity” and “General Terms of Notes — Market Disruption Events”.

Other Terms:	In each case if applicable, the Maximum Total Return, the buffer amount, buffer amount %, upside leverage factor and downside leverage factor will be specified in the relevant terms supplement.
Basket Return:	Unless otherwise specified in the relevant terms supplement:
Ending Basket Level – Starting Basket Level (or Strike Level, if applicable) Starting Basket Level (or Strike Level, if applicable)
Starting Basket Level:

Unless otherwise specified in the relevant terms supplement, set equal to 100 on the pricing date, the final Initial Averaging Date, if applicable, or on such other relevant date as specified in the relevant terms supplement.

Ending Basket Level:

The Basket Closing Level on the Observation Date, or such other date as specified in the relevant terms supplement, or the arithmetic average of the Basket Closing Levels on each of the Ending Averaging Dates.

Basket Closing Level:

Unless otherwise specified in the relevant terms supplement, the Basket Closing Level on any relevant trading day will be calculated as follows:

100 × [1 + sum of (Commodity Return of each Basket Commodity × Commodity Weighting of each such Basket Commodity)]

Commodity Return:	Unless otherwise specified in the relevant terms supplement, with respect to each Basket Commodity, on any trading day: Commodity Closing Level – Commodity Starting Level Commodity Starting Level
Commodity Weighting:

With respect to each Basket Commodity, a fixed percentage or fraction as specified in the relevant terms supplement, provided that the sum of the Commodity Weightings for all Basket Commodities will equal 100% or 1, as applicable.

In certain cases, only one Basket Commodity may compose the entire Basket. If there is only one Basket Commodity, that Basket Commodity will be weighted as 100% of the Basket and may be referred to as the “Commodity” in the relevant terms supplement.

The relevant terms supplement will specify either (i) the weight of each Basket Commodity in the Basket, which will be fixed for the term of the notes, or (ii) the manner in which the weight of each Basket Commodity will be determined. For additional information, see “Description of Notes — Payment at Maturity.”

Strike Level:

The relevant terms supplement may specify a Basket level other than the Starting Basket Level to be used for calculating the Basket Return and the amount payable at maturity, if any. For example, the relevant terms supplement may specify that a Strike Level, equal to 95% of the Starting Basket Level, will be used to calculate the Basket Return.

Basket Valuation Date(s):

The Ending Basket Level will be calculated on a single date, which we refer to as an Observation Date, or on several dates, each of which we refer to as an Ending Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Basket Valuation Dates in this product supplement. Any Basket Valuation Date is subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity.”

Initial Averaging Dates:

As specified, if applicable, in the relevant terms supplement. Any Initial Averaging Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Maturity Date:

As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity.”

      In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, any related underlying supplement, this product supplement no. 70-A-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement, any related underlying supplement and this product supplement no. 70-A-I and with respect to JPMorgan Chase & Co. This product supplement no. 70-A-I, together with the relevant terms supplement, any related underlying supplement and the accompanying prospectus and prospectus supplement, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in the relevant terms supplement, any related underlying supplement, this product supplement no. 70-A-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

      The notes described in the relevant terms supplement and this product supplement no. 70-A-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, any related underlying supplement, this product supplement no. 70-A-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

      In this product supplement no. 70-A-I, any related underlying supplement, the relevant terms supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

i

DESCRIPTION OF NOTES

      The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. A separate underlying supplement will describe any commodity included in the Basket but not described in this product supplement, or will include an updated description of a commodity described in this product supplement. Capitalized terms used but not defined in this product supplement no. 70-A-I have the meanings assigned in the accompanying prospectus supplement, prospectus, the relevant terms supplement and any related underlying supplement. The term “note” refers to each $1,000 principal amount of our Return Enhanced Notes linked to a weighted basket of commodities.

General

      The Return Enhanced Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to a weighted basket of commodities as specified in the relevant terms supplement (the “Basket”). In this product supplement no. 70-A-I, we refer to a commodity as a “Basket Commodity,” and collectively, as “Basket Commodities.” The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus, any related underlying supplement and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

      The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Basket calculated in accordance with the formula set forth below and whether the notes have a Strike Level, upside leverage factor, downside leverage factor and/or a buffer.

      The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

      The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

      The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

      The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 70-A-I and any related underlying supplement. The terms described in that document supplement those described herein and in any related underlying supplement, the accompanying prospectus and prospectus supplement. If the terms described in the relevant underlying supplement are inconsistent with those described herein, in the accompanying prospectus supplement or prospectus, the terms described in the relevant underlying supplement will control. If the terms described in the relevant terms supplement are inconsistent with those described herein, in any related underlying supplement or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement will control.

Payment at Maturity

      The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Basket Valuation Date is postponed as described below. We will also specify whether or not the notes have a buffer and the amount of any such buffer in the relevant terms supplement.

      Notes with a Buffer

      For notes with a buffer, the amount you will receive at maturity is based on the value of the Ending Basket Level relative to the Starting Basket Level (or Strike Level, if applicable) and the buffer amount.

  If the Ending Basket Level is greater than the Starting Basket Level (or Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Basket Return multiplied, if applicable, by the upside leverage factor subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage that we will determine on the pricing date and which will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Basket Return multiplied by, if applicable, the upside leverage factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return × upside leverage factor)

      If applicable, the “upside leverage factor” will be a number set forth in the relevant terms supplement. If no upside leverage factor is specified in the relevant terms supplement, and the Ending Basket Level is greater than the Starting Basket Level (or Strike Level, if applicable), your final payment per $1,000 principal amount note will be $1,000 + ($1,000 × Basket Return), subject to the Maximum Total Return, if applicable. In this case, the relevant terms supplement may refer to the notes as “Buffered Notes.”

  Your principal is protected against a decline in the Basket up to the buffer amount. If the Ending Basket Level declines from the Starting Basket Level (or Strike Level, if applicable) and such decline is equal to or less than the buffer amount, you will receive the principal amount of your notes at maturity.

  Your investment will be fully exposed to any decline in the Basket beyond the buffer amount. If the Ending Basket Level declines by more than the buffer amount, for every 1% decline of the Basket beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by, if applicable, the downside leverage factor, and your payment at maturity per $1,000 principal amount note will be calculated, unless otherwise specified in the relevant terms supplement, as follows:

$1,000 + [$1,000 × (Basket Return + buffer amount %) × downside leverage factor]

      If applicable, the “downside leverage factor” will be a number set forth in the relevant terms supplement. If no downside leverage factor is specified in the relevant terms supplement and the Ending Basket Level declines from the Starting Basket Level (or Strike Level, if applicable) and such decline is greater than the buffer amount, your final payment per $1,000 principal amount note will be $1,000 + [$1,000 × (Basket Return + buffer amount %)].

      For notes with a buffer, you will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level (or Strike Level, if applicable) by more than the buffer amount.

      For more information about the impact of market disruption events please see “General Terms of Notes — Market Disruption Events”.

      Notes without a Buffer

      For notes without a buffer, the amount you will receive at maturity is based on the value of the Ending Basket Level relative to the Starting Basket Level (or Strike Level, if applicable).

  If the Ending Basket Level is greater than the Starting Basket Level (or Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Basket Return multiplied by, if applicable, the upside leverage factor subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage which we will determine on the pricing date and which will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to the Maximum Total Return, even if the Basket Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return × upside leverage factor)

  If the Ending Basket Level is equal to the Starting Basket Level (or Strike Level, if applicable), you will receive a cash payment of $1,000 per $1,000 principal amount note.

  If the Ending Basket Level declines from the Starting Basket Level (or Strike Level, if applicable), you will lose 1% of the principal amount of your notes for every 1% that the Ending Basket Level declines beyond the Starting Basket Level (or Strike Level, if applicable), unless otherwise specified in the relevant terms supplement. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return)

      For notes without a buffer, you will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level (or Strike Level, if applicable).

      For more information about the impact of market disruption events please see “General Terms of Notes — Market Disruption Events”.

      Unless otherwise specified in the relevant terms supplement, the “Basket Return,” as calculated by the calculation agent, is the percentage change of the Basket calculated by comparing the Ending Basket Level to the Starting Basket Level or to a Basket level other than the Starting Basket Level as specified in the relevant terms supplement (the “Strike Level”). The relevant terms supplement will specify the manner in which the Ending Basket Level will be determined. The Basket Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Ending Basket Level – Starting Basket Level (or Strike Level, if applicable)
Basket Return =
Starting Basket Level (or Strike Level, if applicable)

      Unless otherwise specified in the relevant terms supplement, the “Starting Basket Level” will be set equal to 100 on the pricing date, the final Initial Averaging Date, if applicable, or on such other date as specified in the relevant terms supplement, or, if the Basket consists of a single Basket Commodity, the Basket Commodity Price of the Basket Commodity on the pricing date, or such other date as specified in the relevant terms supplement, or the arithmetic average of the Commodity Prices on each of the Initial

Averaging Dates. The “Ending Basket Level” is equal to the Basket Closing Level on the Observation Date, or such other date as specified in the relevant terms supplement, or an arithmetic average of the Basket Closing Levels on each of the Ending Averaging Dates.

      In each case if applicable, the “Maximum Total Return,” the “buffer amount,” “upside leverage factor” and “downside leverage factor” will be set forth in the relevant terms supplement.

      Unless otherwise specified in the relevant terms supplement, the “Basket Closing Level” on any relevant trading day will be calculated as follows:

100 × [1 + sum of (Commodity Return of each Basket Commodity × Commodity Weighting of each such Basket Commodity)]

      Unless otherwise specified in the relevant terms supplement, on any trading day, each Commodity Return reflects the performance of the respective Basket Commodity, expressed as a percentage, from its respective Commodity Starting Level to its respective Commodity Closing Level on such trading day.

      With respect to each Basket Commodity, a “Commodity Weighting,” is a fixed percentage or fraction as specified in the relevant terms supplement, provided that the sum of the Commodity Weightings for all Basket Commodities will equal 100% or 1, as applicable. In certain cases, only one Basket Commodity may compose the entire Basket. If there is only one Basket Commodity, that Basket Commodity will be weighted as 100% of the Basket and may be referred to as the “Commodity” in the relevant terms supplement.

      The relevant terms supplement will specify either (i) the weight of each Basket Commodity in the Basket, which will be fixed for the term of the notes, or (ii) the manner in which the weight of each Basket Commodity will be determined. For example, if the relevant terms supplement specifies that a Basket Commodity is weighted to compose 18% of the value of the Basket, the Commodity Weighting for that Basket Commodity is 18%. Alternatively, the relevant terms supplement may specify that, for a Basket consisting of two Basket Commodities, the Basket Commodity with the greater Commodity Return will make up 70% of the value of the Basket, and the Basket Commodity with the lesser Commodity Return will make up 30% of the value of the Basket.

      On any trading day, the “Commodity Return” with respect to each Basket Commodity is calculated as follows, unless otherwise specified in the relevant terms supplement:

Commodity Closing Level – Commodity Starting Level
Commodity Return =
Commodity Starting Level

where the “Commodity Starting Level” is the Basket Commodity Price for the Basket Commodity on the pricing date or such other date as specified in the relevant terms supplement, or the arithmetic average of the Basket Commodity Prices of the Basket Commodity on each of the Initial Averaging Dates, and the “Commodity Closing Level” is the Basket Commodity Price for the Basket Commodity on such trading day.

      Unless otherwise specified in the relevant terms supplement, for each Basket Commodity, the “Basket Commodity Price” on any trading day will be: (a) if the Basket Commodity is “Aluminum,” the official cash settlement price per metric ton of High Grade Primary Aluminum, stated in U.S. dollars, as determined by the London Metal Exchange (the “LME”) and displayed on Bloomberg under the symbol “LOAHDY” on such trading day, (b) if the Basket Commodity is “Brent Crude,” the official settlement price on the ICE Futures (the “ICE Futures”) of the first nearby month futures contract for Brent crude oil, stated in U.S. dollars, as made public by the ICE Futures (Bloomberg Ticker: CO1 <Comdty>), provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the ICE Futures), then the second nearby month futures contract (Bloomberg Ticker: CO2 <Comdty>) on such trading day, (c) if the Basket Commodity is “Copper,” the official cash settlement price per metric ton of Grade A Copper, stated in U.S. dollars, as determined by the LME and displayed on Bloomberg under the symbol “LOCADY” on such trading day, (d) if the Basket Commodity is “Corn,” the official settlement price per bushel on the Chicago Board of Trade (the “CBOT”) of the first nearby month futures contract for #2 Yellow Corn, stated in U.S. cents, as made public by the CBOT (Bloomberg Ticker: C 1 <Comdty>), provided that if such date falls within the notice period for delivery of corn under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT), then the second nearby month futures contract (Bloomberg Ticker: C 2 <Comdty>) on such trading day, (e) if the Basket Commodity is “Crude Oil,” the official settlement price on the New York Mercantile Exchange (the “NYMEX”) of the first nearby month futures contract for WTI (West Texas Intermediate) crude oil, stated in U.S. dollars, as made public by the NYMEX (Bloomberg Ticker: CL1 <Comdty>), provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX) then the second nearby month futures contract (Bloomberg Ticker: CL2 <Comdty>) on such trading day, (f) if the Basket Commodity is “Gold,” the official afternoon Gold fixing per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the LBMA and displayed on Bloomberg under the symbol “GOLDLNPM” on such trading day, (g) if the Basket Commodity is “Heating Oil,” the official settlement price on the NYMEX of the first nearby month futures contract for fungible No. 2 heating oil, stated in U.S. dollars, as made public by the NYMEX (Bloomberg Ticker: HO1 <Comdty>), provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract (Bloomberg Ticker: HO2 <Comdty>) on such trading day, (h) if the Basket Commodity is “Lead,” the official cash settlement price per metric ton of Standard Lead, stated in U.S. dollars, as determined by the LME and displayed on Bloomberg under the symbol “LOPBDY” on such trading day, (i) if the Basket Commodity is “Natural Gas,” the official settlement price on the NYMEX of the first nearby month futures contract for Henry Hub Natural Gas, stated in U.S. dollars, as made public by the NYMEX (Bloomberg Ticker: NG1 <Comdty>), provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract (Bloomberg Ticker: NG2 <Comdty>) on such trading day, (j) if the Basket Commodity is “Nickel,” the official cash settlement price per metric ton of Primary Nickel, stated in U.S. dollars, as determined by the LME and displayed on Bloomberg under the symbol “LONIDY” on such trading day, (k) if the Basket Commodity is “RBOB gasoline,” the official settlement price per gallon on the NYMEX of the first nearby month futures contract for non-oxygenated blendstock gasoline, stated in U.S. cents, as made public by the NYMEX (Bloomberg Ticker: XB1 <Comdty>), provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract (Bloomberg Ticker: XB2 <Comdty>), on such trading day (l) if the Basket Commodity is “Silver,” the official Silver fixing per troy ounce of Silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated by the LBMA and displayed on Bloomberg under the symbol “SLVRLN” on such trading day, (m) if the Basket Commodity is “Zinc,” the official cash settlement price per metric ton of Special High Grade Zinc, stated in U.S. dollars, as determined by the LME and displayed on Bloomberg under the symbol “LOZSDY” on such trading day, (n) if the Basket Commodity is “Platinum,” the official afternoon Platinum fixing per troy ounce gross of Platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the LPPM and displayed on Bloomberg under the symbol “PLTMLNPM.” on such trading day, and (o) If the Basket includes a commodity not described in this product supplement, a separate underlying supplement will provide the Basket Commodity Price of such additional commodity on such trading day.

      In certain circumstances, the “Starting Level” and “Closing Level” of any Basket Commodity will be based on the alternative calculation of such Basket Commodity described under “General Terms of Notes — Discontinuation of Trading of a Basket Commodity on its Relevant Exchange (or its Relevant Market); Alteration of Method of Calculation.”

      With respect to each Basket Commodity, a “trading day” is, unless otherwise specified in the relevant terms supplement, (a) with respect to each Basket Commodity other than Gold, Silver and Platinum (each a “Bullion Commodity”), a day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchange with respect to the applicable Basket Commodity, and (b) with respect to each Bullion Commodity, a day, as determined by the calculation agent, on which the relevant market is open to effectuate delivery of the relevant Bullion Commodity.

      “Relevant exchange” means, with respect to each Basket Commodity and any relevant successor Basket Commodity, the LME, ICE Futures, NYMEX, CBOT or any primary exchange or market of trading related to such Basket Commodity or successor Basket Commodity, as applicable, or any futures or options contracts relating to such Basket Commodity or such successor Basket Commodity, as applicable.

      “Relevant market” means, with respect to each Bullion Commodity and any relevant successor Bullion Commodity, the LBMA, the LPPM or any primary exchange or market of trading related to such Bullion Commodity or successor Bullion Commodity, as applicable, or any futures or options contracts relating to such Bullion Commodity or such successor Bullion Commodity, as applicable.

      All references to the LME, ICE Futures, NYMEX, CBOT, LBMA or LPPM with respect to the applicable Basket Commodity will also be deemed to refer to any relevant successor exchange with respect to the applicable Basket Commodity.

      The Initial Averaging Dates, if applicable, will be specified in the relevant terms supplement and any such date is subject to adjustment as described below. If an Initial Averaging Date is not a trading day with respect to any Basket Commodity, or there is a market disruption event with respect to any Basket Commodity on such Initial Averaging Date (any such Basket Commodity affected by a non-trading day or a market disruption event, a “Disrupted Basket Commodity”), the applicable Initial Averaging Date will be the immediately succeeding trading day for any such Disrupted Basket Commodity during which no market disruption event for such Disrupted Basket Commodity shall have occurred or be continuing; provided that the Basket Closing Level on such Initial Averaging Date, as postponed, will be determined by using (1) the Basket Commodity Price for each Basket Commodity (other than any such Disrupted Basket Commodity) on the originally scheduled Initial Averaging Date and (2) the Basket Commodity Price for any such Disrupted Basket Commodity on the immediately succeeding trading day for such Disrupted Basket Commodity during which no market disruption event for such Disrupted Basket Commodity shall have occurred or be continuing.

      In no event, however, will any Initial Averaging Date be postponed more than ten business days following the date originally scheduled to be such Initial Averaging Date. If the tenth business day following the date originally scheduled to be the applicable Initial Averaging Date is not a trading day with respect to any Disrupted Basket Commodity, or there is a market disruption event with respect to any Disrupted Basket Commodity on such tenth business day, the calculation agent will determine the Basket Commodity Price for any such Disrupted Basket Commodity for such date in accordance with the formula for and method of calculating such Basket Commodity Price last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the Basket Commodity Price (or, if trading in the relevant commodities or futures contracts has been materially suspended or materially limited, the calculation agent’s good faith estimate of the Basket Commodity Price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day.

      The Basket Valuation Date(s), which will either be a single date, which we refer to as the Observation Date, or several dates, each of which we refer to as an Ending Averaging Date, will be specified in the relevant terms supplement, and any such date is subject to adjustment as described below. If a Basket Valuation Date is not a trading day with respect to any Basket Commodity, or there is a market disruption event with respect to any Basket Commodity on such Basket Valuation Date, the applicable Basket Valuation Date will be the immediately succeeding trading day for any such Disrupted Basket Commodity during which no market disruption event for such Disrupted Basket Commodity shall have occurred or be continuing; provided that the Basket Closing Level on such Basket Valuation Date, as postponed, will be determined by using ((1) the Basket Commodity Price for each Basket Commodity (other than any such Disrupted Basket Commodity) on the originally scheduled Initial Averaging Date and (2) the Basket Commodity Price for any such Disrupted Basket Commodity on the immediately succeeding trading day for such Disrupted Basket Commodity during which no market disruption event for such Disrupted Basket Commodity shall have occurred or be continuing. Under these circumstances, the calculation agent will calculate the Basket Closing Level for such Basket Valuation Date using the Basket Commodity Price of the Disrupted Basket Commodities on different trading days.

      In no event, however, will any Basket Valuation Date be postponed more than ten business days following the date originally scheduled to be such Basket Valuation Date. If the tenth business day following the date originally scheduled to be the applicable Basket Valuation Date is not a trading day with respect to any Disrupted Basket Commodity, or there is a market disruption event with respect to any Disrupted Basket Commodity on such tenth business day, the calculation agent will determine the Basket Commodity Price for any such Disrupted Basket Commodity for such date in accordance with the formula for and method of calculating such Basket Commodity Price last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the settlement price or fixing level, as applicable (or, if trading in the relevant commodities or futures contracts has been materially suspended or materially limited, the calculation agent’s good faith estimate of the Basket Commodity Price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day.

      The maturity date will be specified in the relevant terms supplement. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the final Basket Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the final Basket Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

      We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

      A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

      Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

Basket Consisting of a Single Basket Commodity

      If the Basket consists of only one Basket Commodity, unless otherwise specified in the relevant terms supplement, all references to (1) the “Basket Return” will be deemed to refer to the “Commodity Return,” and may be referred to as the “Commodity Return” in the relevant terms supplement, (2) the “Ending Basket Level” will be deemed to refer to the “Commodity Closing Level” and the “Commodity Closing Level” will be the Basket Commodity Price of such Basket Commodity on the Observation Date or such other date as specified in the relevant terms supplement, or the arithmetic average of the Basket Commodity Prices of such Basket Commodity on each of the Ending Averaging Dates, if applicable. The “Ending Basket Level” may be referred to as the “Commodity Closing Level” in the relevant terms supplement and (3) the “Starting Basket Level” will be deemed to refer to the “Commodity Starting Level,” and may be referred to as the “Commodity Starting Level” in the relevant terms supplement.

 RISK FACTORS

      Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing in the Basket, any of the Basket Commodities or any futures contracts or exchange-traded or over-the- counter instruments based on, or other instruments linked to, any of the Basket Commodities. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

Risks Relating to the Notes Generally

The notes do not pay interest or guarantee the return of your investment.

      The notes do not pay interest and may not return any of your investment. The amount payable at maturity will be determined pursuant to the terms described in this product supplement no. 70-A-I, any related underlying supplement and the relevant terms supplement. For notes with a buffer, you will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level (or Strike Level, if applicable) by more than the buffer amount. For notes without a buffer, you will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level (or Strike Level, if applicable). The relevant terms supplement will specify whether the notes have a buffer and/or Strike Level.

The notes are subject to the credit risk of JPMorgan Chase & Co.

      The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Payment on the notes is dependent on JPMorgan Chase & Co.’s ability to pay the amount due on the notes at maturity, and therefore your payment on the notes is subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

The appreciation potential of the notes is limited to the Maximum Total Return, if applicable.

      If the notes are subject to a Maximum Total Return, the appreciation potential of the notes will be limited to the Maximum Total Return. Any applicable Maximum Total Return will be a percentage which we will determine on the pricing date and which will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to that Maximum Total Return even if the Basket Return multiplied by, if applicable, the upside leverage factor is greater than that Maximum Total Return.

The Basket Commodities may not be equally weighted.

      Unless otherwise specified in the relevant terms supplement, the Basket Commodities may have a different weight in determining the value of the Basket, depending on the Commodity Weightings specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Commodity Weightings for Aluminum, Copper and Gold 25%, 35%, and 40% respectively. One consequence of such an unequal weighting of the Basket Commodities is that the same percentage change in two of the Basket Commodities may have different effects on the Basket Closing Level. For example, if the Commodity Weighting for Gold is greater than the Commodity Weighting for Aluminum, a 5% decrease in Gold will have a greater effect on the Basket Closing Level than a 5% decrease in Aluminum.

The weight of each Basket Commodity may be determined on a date other than the pricing date.

      If so specified in the relevant terms supplement, the weight of each Basket Commodity in the Basket may be determined on a date or dates other than the pricing date. For example, the relevant terms supplement may specify that the weights of the Basket Commodities in the Basket will be determined based on the relative magnitude of the Commodity Return of each Basket Commodity on the Observation Date. As a result, if the relevant terms supplement so specifies, you will not know the weight assigned to each Basket Commodity until a date later than the pricing date, and you may not know the weight assigned to each Basket Commodity in the Basket prior to the final Basket Valuation Date.

Changes in the value of the Basket Commodities may offset each other.

      Unless otherwise specified in the relevant terms supplement, the notes are linked to a weighted Basket composed of the Basket Commodities. Price movements in the Basket Commodities may not correlate with each other. At a time when the value of one or more of the Basket Commodities increases, the value of the other Basket Commodities may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Basket Commodities may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Commodity or Commodities, particularly if the Basket Commodity or Commodities that appreciate are of relatively low weight in the Basket. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level or, if applicable, Strike Level. You may lose some or all of your investment in the notes if the Ending Basket Level is lower than the Starting Basket Level or, if applicable, Strike Level.

Secondary trading may be limited.

      Unless otherwise specified in the relevant terms supplement, the notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily.

      J.P. Morgan Securities Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities Inc. is willing to buy the notes. If at any time J.P. Morgan Securities Inc. or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The commodity starting level for the Basket Commodities may be determined after the issue date of the notes.

      If so specified in the relevant terms supplement, the commodity starting level for the Basket Commodities will be determined based on the arithmetic average of the basket commodity prices of the Basket Commodities on the Initial Averaging Dates specified in that relevant terms supplement. One or more of the Initial Averaging Dates specified may occur on or following the issue date of the notes; as a result, the commodity starting level for the Basket Commodities may not be determined, and you may therefore not know such value, until after the issue date. Similarly, the global note certificate constituting the notes, which will be deposited with DTC on the issue date as described under “General Terms of Notes — Book-Entry Only Issuance — The Depository Trust Company,” will not set forth the commodity starting level for the Basket Commodities. The commodity starting level for the Basket Commodities will be used in the calculation of the returns for the various Basket Commodities, and the returns will be used in calculating the Basket Return and the payment at maturity. If there are any increases in the basket commodity prices for the Basket Commodities on the Initial Averaging Dates that occur after the issue date and such increases result in the commodity starting level for one or more of the Basket Commodities being higher than the basket commodity price of such Basket Commodity(s) on the issue date, this may establish higher levels that the Basket Commodities must achieve for you to attain a positive return on your investment or to avoid a loss of principal at maturity.

The Ending Basket Level may be different from the Basket Closing Level at the maturity date of the notes or at other times during the term of the notes.

      Because the Ending Basket Level is calculated based on the Basket Closing Level on one or more Basket Valuation Dates near the end of the term of the notes, the level of the Basket at various other times during the term of the notes could be higher than the Ending Basket Level. This difference could be particularly large if there is a significant change in the level of the Basket after the Basket Valuation Dates, if there is a significant change in the level of the Basket during the latter portion of the term of the notes or if there is significant volatility in the Basket level during the term of the notes (especially on dates near the Basket Valuation Date(s)). For example, when the Basket Valuation Date for the notes is near the end of the term of the notes, then if Basket levels steadily increase during the initial term of the notes and then decreases to just below the Starting Basket Level, the Ending Basket Level may be significantly less than if it were calculated on a date earlier than the Basket Valuation Date(s). Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested in the Basket Commodities or exchange-traded or over-the-counter instruments based on, or any other instruments linked to, any of the Basket Commodities for which there is an active secondary market.

The Basket may consist of only one Basket Commodity.

      In certain cases, only one Basket Commodity may compose the entire Basket. If there is only one Basket Commodity, that Basket Commodity will be weighted as 100% of the Basket. In these cases, the Basket Closing Level will be determined with respect to the Commodity Closing Level of that single Basket Commodity.

The notes are not designed to be short-term trading instruments.

      The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Basket has appreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

      Many economic and market factors will influence the value of the notes. We expect that, generally, the price of the Basket Commodities on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of the Basket. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

  the volatility, frequency and magnitude of changes in the value of the Basket Commodities;

  supply and demand trends for each of the Basket Commodities;

  the market price of the Basket Commodities;

  economic, financial, political, regulatory, geographical, agricultural, meteorological or judicial events that affect the Basket Commodities or commodities markets generally;

  suspension or disruption of market trading in any or all of the Basket Commodities;

  the time remaining to the maturity of the notes; and

  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

      You cannot predict the future performance of the Basket based on its historical performance. The value of the Basket may decrease such that you may not receive any return of your investment. For notes with a buffer, if the Ending Basket Level declines compared to the Starting Basket Level (or Strike

Level, if applicable) by more than the buffer amount, you will lose some or all of your investment at maturity. For notes without a buffer, if the Basket Return is negative, you will lose some or all of your investment at maturity.

We or our affiliates may have adverse economic interests to the holders of the notes.

      J.P. Morgan Securities Inc. and other affiliates of ours trade the individual Basket Commodities, futures contracts on such Basket Commodities, options on such futures contracts and other financial instruments related to the Basket Commodities, such futures contracts, options or commodities on a regular basis, for their accounts and for other accounts under their management. J.P. Morgan Securities Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to one or more of the Basket Commodities. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the Basket Commodity Price of one or more of the Basket Commodities and, accordingly, could affect the value of the notes and any amount payable to you at maturity.

      We or one or more of our affiliates may also publish research reports, or otherwise express views, with respect to such investments or regarding expected movements in exchange rates and in prices of the Basket Commodities are based or the related futures contracts or options. We do not make any representation or warranty to any purchaser of a note with respect to any matters whatsoever relating to such activities or future price movements of the Basket Commodities. Any prospective purchaser of notes should undertake an independent investigation of the Basket Commodities as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

      In the course of our business, we or our affiliates may acquire non-public information about the Basket Commodities, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the Basket Commodities.

      Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the Basket Commodities. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes. With respect to any of these activities, neither J.P. Morgan Securities Inc. nor any of its affiliates has any obligation to take the needs of any buyers, sellers or holders of the notes into consideration at any time.

      We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

      J.P. Morgan Securities Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Basket Closing level, including the Commodity Return, Commodity Starting Level and Commodity Closing Level for each of the Basket Commodities, the Starting Basket Level, the Ending Basket Level and the Basket Return, the Strike Level, if applicable, whether the Ending Basket Level is less than, equal to or greater than the Starting Basket Level and the amount, if any, we will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred and whether trading in one or more of the Basket Commodities has been discontinued on the LME, NYMEX or the LBMA,. In performing these duties, J.P. Morgan Securities Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where J.P. Morgan Securities Inc., as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

      The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Basket Closing Level or the Basket Return on any Basket Valuation Date and calculating the amount that we are required to pay you, if any, at maturity. Market disruptions might also prevent the calculation agent from properly valuing the Basket Commodity Price of a Basket Commodity on an Initial Averaging Date, if applicable. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Basket Valuation Dates and the maturity date will be postponed and your return will be adversely affected. The inclusion in the original issue price of each agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

      While the payment at maturity, if any, will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. Such agent’s commission includes the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which J.P. Morgan Securities Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by J.P. Morgan Securities Inc., as a result of such compensation or other transaction costs.

The tax consequences of an investment in the notes are unclear.

      There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described in “Certain U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative characterization or treatment of the notes, the timing and character of income on the notes could differ materially from our description herein. Non-U.S. Holders should note that they may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 70-A-I and consult your tax adviser regarding your particular circumstances.

      In addition, on December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of instruments similar to the notes to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

      If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

Risks relating to Basket Commodities

Owning the notes is not the same as owning the Basket Commodities or certain other commodity-related contracts directly.

      The return on your notes will not reflect the return you would realize if you actually purchased the Basket Commodities or exchange-traded or over-the-counter instruments based on any of the Basket Commodities. You will not have any rights that holders of such assets or instruments have.

Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of the notes.

      The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could affect the value of the Basket Commodities as a whole and, therefore, the amount payable to you at maturity and in the market value of the notes.

The notes are not regulated by the Commodity Futures Trading Commission.

      The net proceeds to be received by us from the sale of the notes will not be used to purchase or sell any commodities futures contracts or options on futures contracts for your benefit. An investment in the notes thus does not constitute either an investment in futures contracts, options on futures contracts or in a collective investment vehicle that trades in these futures contracts (i.e., the notes will not constitute a direct or indirect investment by you in the futures contracts), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission, commonly referred to as the “CFTC.” We are not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non"U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. Unlike an investment in the notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the notes will not be interests in a commodity pool, the notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non"U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

Regulation of the commodity markets is extensive and constantly changing; future regulatory developments are impossible to predict and may significantly and adversely affect the value of the notes.

      Futures contracts and options on futures contracts markets, including those on which the Commodity Return for the Basket Commodities are based, are subject to extensive statutes, regulations, and margin requirements. The CFTC and the exchanges including NYMEX, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, NYMEX has regulations that limit the amount of fluctuations in futures contract prices which may occur during a single five-minute trading period. These limits could adversely affect the market price of the oil futures contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various national governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effects of any future regulatory change on the value of the notes is impossible to predict, but could be substantial and adverse to the interests of noteholders.

Prices for the Basket Commodities may change unpredictably and affect the value of the notes in unanticipated ways.

      The Basket Commodities are concentrated in non-ferrous metals and oil, which are subject to variables that may be less significant to the values of securities such as stocks and bonds. Prices for the Basket Commodities are affected by a variety of factors, including changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, trade, fiscal, monetary and exchange control policies and with respect to oil, drought, floods, weather, government intervention, embargoes and tariffs. These additional variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities. The price volatility of each Basket Commodity also affects the value of the forwards and forward contracts related to that Basket Commodity and therefore its price at any such time. These and other factors may also affect the prices for the Basket Commodities and the value of your notes in unpredictable or unanticipated ways and may cause the prices of the Basket Commodities to move in unpredictable or unanticipated directions and at unpredictable or unanticipated rates. It is not possible to predict accurately the aggregate effect of all or any of such factors on the prices of the Basket Commodities.

Trading and other transactions by us or our affiliates in the Basket Commodities may impair the market value of the notes.

      As described below under “Use of Proceeds,” we or our affiliates may hedge our obligations under the notes by purchasing Basket Commodities or other derivative instruments with returns linked or related to changes in the Basket Commodities, and we may adjust these hedges by, among other things, purchasing or selling Basket Commodities or other derivative instruments at any time. Although they are not expected to, any of these hedging activities or other hedging and investment activities of ours may adversely affect the market price of Basket Commodities and, therefore, the market value of the notes. It is possible that we and our affiliates could receive substantial returns from these hedging activities while the market value of the notes declines.

In the case of a Basket that includes Aluminum, Copper, Lead, Nickel or Zinc, an investment in the notes may be subject to risks associated with the London Metal Exchange.

      Some of the Basket Commodities (Aluminum, Copper, Lead, Nickel and Zinc) are traded on the LME. Investments in securities linked to the value of commodities that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

      In addition, the LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery up to 63, 27 and 15 months forward (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on any Basket Valuation Date, the official U.S. dollar cash buyer settlement prices per metric ton of each Basket Commodity and, consequently, the Basket Return, could be adversely affected.

The London Metal Exchange has no obligation to consider your interests.

      The LME is responsible for calculating the official U.S. dollar cash buyer settlement price per metric ton for Aluminum, Copper, Lead, Silver and Zinc. The LME may alter, discontinue or suspend calculation or dissemination of the official U.S. dollar cash buyer settlement price per metric ton for any or all of these Basket Commodities. Any of these actions could adversely affect the value of the notes. The LME has no obligation to consider your interests in calculating or revising the official U.S. dollar cash buyer settlement price per metric ton for these Basket Commodities.

In the case of a Basket that includes Gold or Silver, an investment in the notes may be subject to risks associated with the London Bullion Market Association.

      Some of the Basket Commodities (Gold and Silver) are fixed on the LBMA. Investments in securities indexed to the value of commodities that are fixed on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

      The closing prices of Gold and Silver will be determined by reference to fixing prices reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of Gold and Silver may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

The London Bullion Market Association has no obligation to consider your interests.

      The LBMA is responsible for calculating the official afternoon Gold fixing level in U.S. dollars per troy ounce and Silver fixing level in U.S. dollars per troy ounce. The LBMA may alter, discontinue or suspend calculation or dissemination of the official afternoon Gold fixing level in U.S. dollars per troy ounce and/or Silver fixing level in U.S. dollars per troy ounce. Any of these actions could adversely affect the value of the notes. The LBMA has no obligation to consider your interests in calculating or revising the official afternoon Gold fixing level and/or the official Silver fixing level.

In the case of a Basket that includes Platinum, an investment in the notes may be subject to risks associated with the London Platinum and Palladium Market Association.

      Some of the Basket Commodities (Platinum) are traded on the LPPM. Investments in securities indexed to the value of commodities that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

      The closing price of Platinum will be determined by reference to fixing prices reported by the LPPM. The LPPM is a self-regulatory association of platinum and palladium market participants that is not a regulated entity. If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of Platinum may be adversely affected. The LPPM is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading. For example, there are no daily price limits on the LPPM which would otherwise restrict fluctuations in the prices of LPPM contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

The London Platinum and Palladium Market Association has no obligation to consider your interests.

      The LPPM is responsible for calculating the U.S. dollar official afternoon Platinum fixing per troy ounce gross of Platinum. The LPPM may alter, discontinue or suspend calculation or dissemination of the U.S. dollar official afternoon Platinum fixing per troy ounce gross of Platinum. Any of these actions could adversely affect the value of the notes. The LPPM has no obligation to consider your interests in calculating or revising the U.S. dollar official afternoon Platinum fixing per troy ounce gross of Platinum.

In the case of a Basket that includes Brent Crude, an investment in the notes may be subject to risks associated with ICE Futures.

      One of the Basket Commodities (Brent Crude) is traded on ICE Futures. Investments in securities linked to the value of commodities that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

The New York Mercantile Exchange has no obligation to consider your interests.

      The New York Mercantile Exchange (“NYMEX”) is responsible for calculating the official U.S. dollar cash buyer settlement prices per unit of measure for Crude Oil, Heating Oil, Natural Gas and RBOB Gasoline. The NYMEX may alter, discontinue or suspend calculation or dissemination of the official U.S. dollar cash buyer settlement price per unit of measure for any or all of these Basket Commodities. Any of these actions could adversely affect the value of the notes. The NYMEX has no obligation to consider your interests in calculating or revising the official U.S. dollar cash buyer settlement price per unit of measure for these Basket Commodities.

The Basket consists of commodities, the prices of which are volatile and are affected by numerous factors, certain of which are specific to the market for each commodity.

      A decrease in the price of any of the Basket Commodities may have a material adverse effect on the value of the notes and your return on your investment in the notes. The Basket Commodities are subject to the effect of numerous factors, certain of which are specific to the market for each such commodity, as discussed below.

      Aluminum

      The price of aluminum is primarily affected by the global demand for and supply of aluminum, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for aluminum is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for aluminum include the automobile, packaging and construction sectors. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for aluminum in various applications. Their availability and price will also affect demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include transportation problems, labor strikes and shortages of power and raw materials. It is not possible to predict the aggregate effect of all or any combination of these factors.

      Brent Crude

      The price of IPE brent blend crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

      Copper

      The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors. In recent years, demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and industrial development. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries. The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity. It is not possible to predict the aggregate effect of all or any combination of these factors.

      Corn

      The price of corn is primarily affected by the global demand for, and supply of, corn. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production ethanol. The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed. Negative developments in those industries may lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease. The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn. The United States is the world’s largest supplier of corn, followed by China and Brazil. The supply of corn is particularly sensitive to weather patterns in the United States and China. In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

      Crude Oil

      The price of WTI light sweet crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil-producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by OPEC and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

      Gold

      The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors.

      Heating Oil

      The level of global industrial activity influences the demand for heating oil. In addition, the seasonal temperatures in countries throughout the world can heavily influence the demand for heating oil. Heating oil is generally used to fuel heat furnaces for buildings. Heat oil is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of heating oil.

      Lead

      The price of lead is primarily affected by the global demand for and supply of lead, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for lead is significantly influenced by the level of global industrial economic activity. The storage battery industrial sector is particularly important to demand for lead given that the use of lead in the manufacture of batteries accounts for a significant percentage of world-wide lead demand. Growth in the production of batteries will drive lead demand. The power generation industrial sector is also important to demand for lead given that the use of lead in the manufacture of power generation units accounts for a significant percentage of world-wide lead demand. Additional applications of lead include gasoline additives, pigments, chemicals and crystal glass. Use in the manufacture of these products will also influence demand for lead. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. The supply of lead is widely spread around the world. The supply of lead is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. A critical factor influencing supply is the environmental and regulatory regimes of the countries in which lead is mined and processed. It is not possible to predict the aggregate effect of all or any combination of these factors.

      Natural Gas

      Natural gas is used primarily for residential and commercial heating and in the production of electricity. The level of global industrial activity influences the demand for natural gas. Natural gas has also become an increasingly popular source of energy in the United States, both for consumers and industry, in part because it burns more cleanly and has minimal impact on the environment. Many utilities, for example, have shifted away from coal or oil to natural gas to produce electricity. The demand for natural gas has also traditionally been cyclical, with higher demand during the months of winter and lower demand during the warmer summer months. In addition, the seasonal temperatures in countries throughout the world can also heavily influence the demand for natural gas. The world's supply of natural gas is concentrated in the Middle East, Europe, the former Soviet Union and Africa. In general, the supply of natural gas is based on competitive market forces: inadequate supply at any one time leads to price increases, which signal to production companies the need to increase the supply of natural gas to the market. Supplying natural gas in order to meet this demand, however, is dependent on a number of factors. These factors may be broken down into two segments: those factors that affect the short term supply and general barriers to increasing supply. In turn, factors that affect the short term supply are as follows: the availability of skilled workers and equipment, permitting and well development and weather and delivery disruptions (e.g., hurricanes, labor strikes and wars). Similarly, the other more general barriers to the increase in supply of natural gas are: access to land, the expansion of pipelines and the financial environment. These factors, which are not exhaustive, are interrelated and can have complex and unpredictable effects on the supply for, and the price of, natural gas.

      Nickel

      The price of nickel is primarily affected by the global demand for and supply of nickel, but is also influenced from time to time by speculative actions and by currency exchange rates. Demand for nickel is significantly influenced by the level of global industrial economic activity. The stainless steel industrial sector is particularly important to demand for nickel given that the use of nickel in the manufacture of stainless steel accounts for a significant percentage of world-wide nickel demand. Growth in the production of stainless steel will therefore drive nickel demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for nickel in various applications. Their availability and price will also affect demand for nickel. Nickel supply is dominated by Canada and the Commonwealth of Independent States (the “CIS”). Exports from the CIS have increased in recent years. The supply of nickel is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. It is not possible to predict the aggregate effect of all or any combination of these factors.

      RBOB Gasoline

      The level of global industrial activity influences the demand for non-oxygenated gasoline. In addition, the demand has seasonal variations, which occur during "driving seasons" usually considered the summer months in North America and Europe. Non-oxygenated gasoline is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of non-oxygenated gasoline.

      Silver

      The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time-to-time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, photography and jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

      Zinc

      The price of zinc is primarily affected by the global demand for and supply of zinc, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for zinc is significantly influenced by the level of global industrial economic activity. The galvanized steel industrial sector is particularly important to demand for zinc given that the use of zinc in the manufacture of galvanized steel accounts for a significant percentage of world-wide zinc demand. The galvanized steel sector is in turn heavily dependent on the automobile and construction sectors. Growth in the production of galvanized steel will drive zinc demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. The supply of zinc concentrate (the raw material) is dominated by Australia, North America and Latin America. The supply of zinc is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. Low prices for zinc in the early 1990s tended to discourage such investments. It is not possible to predict the aggregate effect of all or any combination of these factors.

      Platinum

      The price of platinum is primarily affected by the global demand for and supply of platinum. However, since the platinum supply is very limited, any disruptions in platinum supply tend to have an exaggerated effect on the price of platinum. Key factors that may influence prices are the policies in or political stability of the most important producing countries, in particular, Russia and South Africa (which together account for over 90% of production), the size and availability of the Russian platinum stockpiles, as well as the economic situation of the main consuming countries. Platinum is used in a variety of industries and the automotive industry. Demand for platinum from the automotive industry which uses platinum as a catalytic converter, accounts for approximately 80% of the industrial use of platinum. Platinum is also used in the chemical industry, the electronics industry and the dental industry. The primary non-industrial use of platinum is jewelry, which accounts for approximately 40% of the overall demand for platinum.

In the case of a Basket that includes a Basket Commodity the relevant exchange (or relevant market) has no obligation to consider your interests.

      The relevant exchange (or relevant market) is responsible for calculating the relevant Basket Commodity Price. The relevant exchange (or relevant market) may alter, discontinue or suspend calculation or dissemination of such Basket Commodity Price. Any of these actions could adversely affect the value of the notes. The relevant exchange (or relevant market) has no obligation to consider your interests in calculating or revising the Basket Commodity Price.

Prices for the physical commodities may change unpredictably and affect the value of the notes in unanticipated ways.

      A decrease in the price of any of the Basket Commodities may have a material adverse effect on the value of the notes and your return on an investment in the notes. The prices of such commodities are affected by numerous factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, general weather conditions, and trade, fiscal, monetary and exchange control policies. Many commodities are also highly cyclical. These factors, some of which are specific to the market for each such commodity, as discussed below, may cause the value of the different commodities to move in inconsistent directions at inconsistent rates. This, in turn, will affect the value of the notes linked to the Basket. It is not possible to predict the aggregate effect of all or any combination of these factors.

If the basket includes an Basket Commodity not described in this product supplement, a separate underlying supplement may provide additional risk factors relating to such Basket Commodity.

USE OF PROCEEDS

      Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes and the estimated cost of hedging our obligations under the notes.

      Unless otherwise specified in the relevant terms supplement, each agent’s commissions will include the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, our projected profit resulting from such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

      On or prior to the date of the relevant terms supplement we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in one or more Basket Commodities or instruments the value of which is derived from one or more Basket Commodities. While we cannot predict an outcome, such hedging activity or other hedging and investment activities of ours could potentially increase the price of one or more Basket Commodities, and therefore, effectively establish a higher price that the relevant Basket Commodity must achieve for you to obtain a return on your investment or avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy that may involve taking long or short positions in one or more Basket Commodities or instruments the value of which is derived from one or more Basket Commodities. Although we have no reason to believe that any of these activities will have a material impact on the level of any of the Basket Commodities or the value of the notes, we cannot assure you that these activities will not have such an effect.

      We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

THE BASKET COMMODITIES

      We have derived all information regarding the Basket Commodities contained in this product supplement no. 70-A-I, including, without limitation, their make-up and method of calculation, from publicly available information. Information related to the commodities futures contracts which trade on the London Metal Exchange (the “LME”), ICE Futures (the “ICE Futures”), the New York Mercantile Exchange (the “NYMEX”), the Chicago Board of Trade (the “CBOT”), the London Bullion Market Association (the “LBMA”) or the London Platinum and Paladium Market (“LPPM”) reflects the policies of, and is subject to change by, the LME, ICE Futures, NYMEX, CBOT, LBMA or the LPPM, as applicable. We make no representation or warranty as to the accuracy or completeness of such information or the information obtained from Bloomberg Financial Markets.

      The official settlement price or fixing level for each Basket Commodity will be determined as described below. If any Bloomberg symbol for a particular Basket Commodity differs from, or is more precise than, any Bloomberg symbol specified below, we will set forth the different, or more precise, Bloomberg symbol in the relevant terms supplement.

  Aluminum — The official cash settlement price per metric ton of High Grade Primary Aluminum, stated in U.S. dollars, as determined by the London Metal Exchange (the “LME”) and displayed on Bloomberg under the symbol “LOAHDY.”

  Brent Crude — The official settlement price on the ICE Futures Europe (“ICE Futures”) of the first nearby month futures contract for Brent crude oil, stated in U.S. dollars, as made public by the ICE (Bloomberg Ticker: CO1 <Comdty>), provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the ICE) then the second nearby month futures contract (Bloomberg Ticker: CO2 <Comdty>).

  Copper — The official cash settlement price per metric ton of Grade A Copper, stated in U.S. dollars, as determined by the LME and displayed on Bloomberg under the symbol “LOCADY.”

  Corn — The official settlement price per bushel on the Chicago Board of Trade (the “CBOT”) of the first nearby month futures contract for #2 Yellow Corn, stated in U.S. cents, as made public by the CBOT (Bloomberg Ticker: C 1 <Comdty>), provided that if such date falls within the notice period for delivery of corn under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT) then the second nearby month futures contract (Bloomberg Ticker: C 2 <Comdty>).

  Crude Oil — The official settlement price on the New York Mercantile Exchange (“NYMEX”) of the first nearby month futures contract for WTI (West Texas Intermediate) crude oil, stated in U.S. dollars, as made public by the NYMEX (Bloomberg Ticker: CL1 <Comdty>), provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX) then the second nearby month futures contract (Bloomberg Ticker: CL2 <Comdty>).

  Gold — The official afternoon Gold fixing per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the LBMA and displayed on Bloomberg under the symbol “GOLDLNPM.”

  Heating Oil — The official settlement price on the NYMEX of the first nearby month futures contract for fungible No. 2 fuel oil, stated in U.S. dollars, as made public by the NYMEX (Bloomberg Ticker: HO1 <Comdty>), provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX) then the second nearby month futures contract (Bloomberg Ticker: HO2 <Comdty>).

  Lead — The official cash settlement price per metric ton of Standard Lead, stated in U.S. dollars, as determined by the LME and displayed on Bloomberg under the symbol “LOPBDY.”

  Natural Gas — The official settlement price on the NYMEX of the first nearby month futures contract for Henry Hub Natural Gas, stated in U.S. dollars, as made public by the NYMEX (Bloomberg Ticker: NG1 <Comdty>), provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX) then the second nearby month futures contract (Bloomberg Ticker: NG2 <Comdty>).

  Nickel - The official cash settlement price per metric ton of Primary Nickel, stated in U.S. dollars, as determined by the LME and displayed on Bloomberg under the symbol “LONIDY.”

  RBOB Gasoline — The official settlement price per gallon on the NYMEX of the first nearby month futures contract for non-oxygenated blendstock gasoline, stated in U.S. cents, as made public by the NYMEX (Bloomberg Ticker: XB1 <Comdty>), provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX) then the second nearby month futures contract (Bloomberg Ticker: XB2 <Comdty>).

  Silver — The official Silver fixing per troy ounce of Silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated by the LBMA and displayed on Bloomberg under the symbol “SLVRLN.”

  Zinc — The official cash settlement price per metric ton of Special High Grade Zinc, stated in U.S. dollars, as determined by the LME and displayed on Bloomberg under the symbol “LOZSDY.”

  Platinum — The afternoon fixing level per troy ounce gross of Platinum for delivery in Zurich through a member of the LPPM authorized to effect such delivery, stated in U.S. dollars, as calculated by the LPPM and displayed on Bloomberg under the symbol “PLTMLNPM.”

      For information regarding how the Basket will be calculated if one or more of the settlement prices or fixing levels of the Basket Commodities is not calculated by the LME, ICE Futures, NYMEX, CBOT, the LBMA, or the LPPM or published by Bloomberg, see “Discontinuation of Trading of a Basket Commodity on its Relevant Exchange; Alteration of Method of Calculation” below.

The London Metal Exchange

      The LME was established in 1877 and is the principal metal exchange in the world on which contracts for delivery of copper, lead, zinc, tin, aluminum, aluminum alloy and nickel are traded. In contrast to U.S. futures exchanges, the LME operates as a principals’ market for the trading of forward contracts, and is therefore more closely analogous to the over-the-counter physical commodity markets than futures markets. As a result, members of the LME trade with each other as principals and not as agents for customers, although such members may enter into offsetting “back-to-back” contracts with their customers. In addition, while futures exchanges permit trading to be conducted in contracts for monthly delivery in stated delivery months, historically LME contracts used to be established for delivery on any day (referred to as a “prompt date”) from one day to three months following the date of contract. Currently, LME contracts may be established for monthly delivery up to 3, 15 and 27 months forward (depending on the commodity). Further, because it is a principals’ forward market, there are no price limits applicable to LME contracts, and prices could decline without limitation over a period of time. Trading is conducted on the basis of warrants that cover physical material held in listed warehouses.

      The LME is not a cash-cleared market. Both interoffice and floor trading are cleared and guaranteed by a system run by the London Clearing House, whose role is to act as a central counterparty to trades executed between clearing members and thereby reduce risk and settlements costs. The LME is subject to regulation by the Securities and Investments Board.

      The bulk of trading on the LME is transacted through inter-office dealing which allows the LME to operate as a 24-hour market. Trading on the floor takes place in two sessions daily, from 11:40 a.m. to 1:10 p.m. and from 2:55 to 4:15 p.m., London time. The two sessions are each broken down into two rings made up of five minutes’ trading in each contract. After the second ring of the first session the official prices for the day are announced. Contracts may be settled by offset or delivery and can be cleared in U.S. dollars, pounds sterling, Japanese yen and euros. Prices are quoted in U.S. dollars.

      Copper and tin have traded on the LME since its establishment. The Copper Contract was upgraded to High Grade Copper in November 1981 and again to today’s Grade-A Contract which began trading in June 1986. Primary Aluminum was introduced as a 99.5% contract in December 1978 and today’s High Grade Primary Aluminum Contract began trading in August 1987. Nickel joined the exchange the year after aluminum, in April 1979. The LME share (by weight) of world terminal market trading is over 90% of all copper and virtually all aluminum, lead, nickel, tin and zinc.

ICE Futures

      General

      In May 2000, IntercontinentalExchange, Inc. (“ICE”), was established, with its founding shareholders representing some of the world’s largest energy traders. ICE’s mission was to transform over-the-counter trading by providing an open, accessible, multi-dealer, around-the-clock electronic energy exchange. The exchange was built and offered the trading community better price transparency, more efficiency, greater liquidity and lower costs than manual trading. In June 2001, ICE expanded its business into futures trading by acquiring the International Petroleum Exchange (the “IPE”), now ICE Futures, which operated Europe’s leading open-outcry energy futures exchange. Since 2003, ICE has partnered with the Chicago Climate Exchange to host its electronic marketplace. In April 2005, the entire ICE portfolio of energy futures became fully electronic.

      IPE, the predecessor of ICE Futures was established in London in 1980 as a traditional open-cry auction market by a group of energy and trading companies. The IPE launched the gas oil futures contracts in 1981, followed by the brent crude oil futures contract in 1988 and the natural gas futures contract in 1997.

      ICE Futures is a Recognized Investment Exchange in the United Kingdom and is regulated by the U.K. Financial Services Authority. ICE Futures is a regulated marketplace in which industry participants use futures and options to minimize their price exposure in the physical energy market. Trading in futures and options is offered exclusively electronically and access to the trading platform is offered directly via the Internet, through private telecommunications lines, through an independent software vendor or through an ICE Futures exchange member’s own conformed front-end system.

      The IPE Brent Blend Crude Oil Futures Contract

      The IPE brent blend crude oil futures contract was introduced in 1988 and is used to price a portion of the world’s traded oil. The Brent Crude contract represents the right to receive a future delivery of 1,000 net barrels of brent blend crude oil per unit and is quoted at a price that represents one barrel of brent blend crude oil. The delivery point of crude oil underlying the contract is Sullom Voe, Scotland. The Brent Crude contract is a deliverable contract based on an Exchange of Futures for Physical (“EFP”) delivery mechanism with an option to cash settle. This mechanism enables companies to take delivery of physical crude supplies through EFP or, alternatively and more commonly, open positions that can be cash settled at expiration against a physical price index. Trading in the contract will cease at the close of business on the business day immediately preceding the 15th day prior to the first day of the delivery month, if such 15th day is a banking day in London. If the 15th day is a non-banking day in London (including Saturday), trading will cease on the business day immediately preceding the first business day prior to the 15th day prior to the first day of the delivery month that is a banking day in London. Such dates are published by ICE Futures.

The New York Mercantile Exchange

      The NYMEX was established in 1872 as the Butter and Cheese Exchange of New York, and has since traded a variety of commodity products. It is now the largest exchange in the world for the trading of energy futures and options contracts, including contracts for crude oil, non-oxygenated gasoline, heating oil and natural gas. It is also a leading North American exchange for the trading of platinum group metals and other precious metals contracts. The NYMEX conducts trading in its futures contracts through an open-outcry trading floor during the trading day and after hours through an internet-based electronic platform. The establishment of energy futures on the NYMEX occurred in 1979, with the introduction of heating oil futures contracts. The NYMEX opened trading in leaded gasoline futures in 1981, followed by the crude oil futures contract in 1983 and unleaded gasoline futures in 1984.

      On August 22, 2008, CME Group Inc. (“CME Group”) has completed the acquisition of NYMEX Holdings, Inc. (“NYMEX Holdings”) pursuant to an Agreement and Plan of Merger dated as of March 17, 2008. Following the acquisition of NYMSX Holding by CME Group, NYMEX Holdings has become a direct, wholly owned subsidiary of CME Group.

CME Group Inc.

      Effective July 12, 2007, CBOT Holdings, Inc., the parent company of the CBOT, merged with and into Chicago Mercantile Exchange Holdings Inc. At the time of the merger, the combined company was renamed CME Group Inc., and the CBOT became a subsidiary of CME Group Inc. CME Group is the world's largest and most diverse exchange, with all major benchmark asset classes ultimately available on a single trading platform and floor.

      CBOT

      The CBOT, established in 1848, is a leading futures and futures-options exchange. More than 3,600 CBOT member/stockholders trade 50 different futures and options products at the CBOT by open auction and electronically. Volume at the CBOT exchange in 2006 surpassed 805 million contracts, the highest yearly total recorded in its history.

      For decades, the primary method of trading at the CBOT was open auction, which involved traders meeting face-to-face in trading pits to buy and sell futures contracts. But to better meet the needs of a growing global economy, the CBOT successfully launched its first electronic trading system in 1994. During the last decade, as the use of electronic trading has become more prevalent, the CBOT exchange has upgraded its electronic trading system several times. Most recently, on October 12, 2005, the CBOT successfully launched its newly enhanced electronic trading platform, e-cbot, powered by LIFFE CONNECT®, by introducing a major API upgrade.

The London Bullion Market Association

      The London Gold Bullion Market

      The London gold bullion market is the principal global clearing center for over-the-counter gold bullion transactions. The principal representative body of the London gold bullion market is the LBMA. The LBMA, which was formally incorporated in 1987, is a self-regulatory association currently comprised of 60 members, of which nine are market-making members, plus a number of associate members around the world.

      Twice daily during London trading hours, at 10:30 a.m. and 3:00 p.m., there is a “fixing” which provides reference gold prices for that day’s trading. Formal participation in the London gold fixing is traditionally limited to five market-making members of the LBMA.

      Clients place orders with the dealing rooms of fixing members, who net all orders before communicating their interest to their representatives at the fixing. Orders may be changed at any time during these proceedings. Prices are adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. There are no price limits applicable to LBMA contracts and, consequently, prices could decline without limitation over a period of time.

      The London Silver Market

      The London silver market is the principal global clearing center for over-the-counter silver transactions. The principal representative body of the London silver market is the LBMA.

      At noon on each business day, there is a “fixing” which provides reference silver prices for that day’s trading. Formal participation in the London silver fixing is traditionally limited to three market-making members of the LBMA.

      Clients place orders with the dealing rooms of three market-making members, who net all orders before communicating their interest to their representative at the silver fixing meeting. Orders may be changed at any time during these proceedings. The silver price is adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced. If the prices do not match, the same procedures are followed again at higher or lower prices, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. The London Silver Fix Price is the most widely used benchmark for daily silver prices.

      The official afternoon gold fixing level in U.S. dollars per troy ounce and the official silver fixing level in U.S. cents per troy ounce are available on the LBMA website at www.lbma.org.uk. We make no representation or warranty as to the accuracy or completeness of the information obtained from the LBMA website. No information contained on the LBMA website is incorporated by reference in this product supplement.

The London Platinum and Palladium Market

      The London Platinum Market

      The London platinum market is the principal global clearing center for over-the-counter platinum transactions, including transactions in spot and forward contracts. The principal representative body of the London platinum market is the LPPM.

      At 9:45 a.m. and at 2:00 p.m. on each business day, there is a “fixing” which provides reference platinum prices for that day’s trading.

      Clients place orders with the dealing rooms of LPPM members, who net all orders before communicating their interest to their representative at the platinum fixing telephonic meeting. Orders may be changed at any time during these proceedings. The platinum price is adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced. If the prices do not match, the same procedures are followed again at higher or lower prices, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. The London Platinum Fix Price is the most widely used benchmark for daily platinum prices.

      The afternoon platinum fixing level in U.S. dollars per troy ounce and the platinum fixing level in U.S. dollars per troy ounce are available on the LPPM website at www.lppm.org.uk. We make no representation or warranty as to the accuracy or completeness of the information obtained from the LPPM website. No information contained on the LPPM website is incorporated by reference in this product supplement.

No Relationship Between the LME, ICE Futures, NYMEX, CBOT, LBMA or the LPPM and J.P. Morgan Chase & Co.

      The notes are not sponsored, endorsed, sold or promoted by the LME, ICE Futures, NYMEX, CBOT, LBMA or the LPPM. The LME, ICE Futures, NYMEX, CBOT, LBMA and the LPPM make no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. The LME, ICE Futures, NYMEX, CBOT, LBMA and the LPPM have no obligation to take the needs of JPMorgan Chase & Co. or the holders of the notes into consideration in determining or implementing its business practices. The LME, ICE Futures, NYMEX, CBOT, LBMA and the LPPM are not responsible for and have not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. The LME, ICE Futures, NYMEX, CBOT, LBMA and the LPPM have no obligation or liability in connection with the administration, marketing or trading of the notes.

      THE LME, ICE FUTURES, NYMEX, CBOT, LBMA AND THE LPPM DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE PRICES OF THE COMMODITIES WHICH COMPOSE THE BASKET WHICH ARE TRADED ON THE LME, ICE FUTURES, NYMEX, CBOT, LBMA OR THE LPPM AND THE LME, ICE FUTURES, NYMEX, CBOT, LBMA AND THE LPPM SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREOF. THE LME, ICE FUTURES, NYMEX, CBOT, LBMA AND THE LPPM MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE PRICES OF THE COMMODITIES WHICH COMPOSE THE BASKET WHICH ARE TRADED ON THE LME, ICE FUTURES, NYMEX, CBOT, LBMA OR THE LPPM. THE LME, ICE FUTURES, NYMEX, CBOT, LBMA AND THE LPPM MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE PRICES OF THE COMMODITIES WHICH COMPOSE THE BASKET WHICH ARE TRADED ON THE LME, ICE FUTURES, NYMEX, CBOT, LBMA OR THE LPPM. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE LME, ICE FUTURES, NYMEX, CBOT, LBMA AND THE LPPM HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

      THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY THE LME, ICE FUTURES, NYMEX, LBMA OR THE LPPM AND THE LME, ICE FUTURES, NYMEX, CBOT, LBMA AND THE LPPM MAKE NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

OTHER COMMODITIES

      If the basket includes a commodity not described in this product supplement, a separate underlying supplement will provide additional information relating to such commodity.

 GENERAL TERMS OF NOTES

Calculation Agent

      J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Basket Commodity Price for each Basket Commodity, the Starting Basket Level, the Ending Basket Level, the Strike Level, if applicable, the Basket Return, the payment at maturity, if any, on the notes, the Basket Commodity Price of each Basket Commodity on each Initial Averaging Date, if applicable, the Basket Closing Level on any Basket Valuation Date, including each Commodity Return and Commodity Closing Level for each Basket Commodity. The calculation agent will also determine whether there has been a market disruption event or a discontinuation of trading of any Basket Commodity. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

      The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m., New York City time, on the business day preceding the maturity date.

      All calculations with respect to the Ending Basket Level, the Strike Level, if applicable, the Basket Return and the Basket Closing Level (including each Commodity Return and Basket Commodity Price for each Basket Commodity), the Basket Commodity Price of each Basket Commodity on the pricing date or each Initial Averaging Date, if applicable, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount note at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

      Certain events may prevent the calculation agent from calculating the Basket Commodity Price of a Basket Commodity on any Initial Averaging Date, if applicable, the Basket Closing Level on any Basket Valuation Date, and consequently, the Basket Return or the amount, if any, that we will pay to you at maturity of the notes. These events may include disruptions or suspensions of trading on the markets as a whole. In addition, certain events may prevent us or our affiliates from hedging our obligations under the notes. We refer to each of the events described in the following paragraph individually as a “market disruption event.”

      With respect to the LME, ICE Futures, NYMEX, CBOT, LBMA, the LPPM or any other relevant exchange (or relevant market) and each of the Basket Commodities (or any relevant successor Basket Commodity), a “market disruption event” means:

  a suspension, absence or material limitation of trading in (i) such Basket Commodity (or the relevant successor Basket Commodity) on its relevant exchange (or its relevant market), as determined by the calculation agent, or (ii) futures or options contracts relating to such Basket Commodity (or the relevant successor Basket Commodity) on the relevant exchange (or the relevant market) for those contracts, as determined by the calculation agent; or

  any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, such Basket Commodity (or the relevant successor Basket Commodity) on its relevant exchange (or its relevant market), or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to such Basket Commodity (or the relevant successor Basket Commodity) on its relevant exchange (or its relevant market); or

  the closure on any day of the relevant exchange (or the relevant market) for such Basket Commodity (or the relevant successor Basket Commodity) on a scheduled trading day prior to the scheduled weekday closing time of such relevant exchange (or such relevant market) (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the relevant exchange (or the relevant market) at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such relevant exchange (or the relevant market) on such scheduled trading day for such relevant exchange (or the relevant market) and (ii) the submission deadline for orders to be entered into the relevant exchange (or the relevant market) system for execution at the close of trading on such scheduled trading day for such relevant exchange (or such relevant market); or

  any scheduled trading day on which (i) the relevant exchange (or the relevant market) for such Basket Commodity (or the relevant successor Basket Commodity) or (ii) the relevant exchanges or quotation systems, if any, on which futures or options contracts on such Basket Commodity (or the relevant successor Basket Commodity) are traded, fails to open for trading during its regular trading session; or

  the permanent discontinuation of trading in the relevant futures contract or physical commodity on the relevant exchange (or the relevant market) for such Basket Commodity (or the relevant successor Basket Commodity); the disappearance of, or of trading in, such Basket Commodity (or the relevant successor Basket Commodity); or the disappearance or permanent discontinuance or unavailability of the Commodity Price for such Basket Commodity (or the relevant successor Basket Commodity), notwithstanding the availability of the related price source or the status of trading in the relevant futures contract or such Basket Commodity (or the relevant successor Basket Commodity); or

  the occurrence since the Issue Date of the Notes of a material change in the formula for or the method of calculating the Commodity Price for such Basket Commodity (or the relevant successor Basket Commodity); or

  the occurrence since the Issue Date of the Notes of a material change in the content, composition or constitution of such Basket Commodity (or the relevant successor Basket Commodity) or the relevant futures contract; or

  the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, such Basket Commodity (or the relevant successor Basket Commodity) (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the Issue Date of the Notes, if the direct effect of such imposition, change or removal is to raise or lower the Commodity Price for such Basket Commodity (or the relevant successor Basket Commodity) on the day that would otherwise be a Basket Valuation Date or an Initial Averaging Date from what it would have been without that imposition, change or removal, in each case as determined by the calculation agent in its sole discretion; and

  a determination by the calculation agent in its sole discretion that the event described above materially interfered with the ability of the relevant Issuer or of any of its affiliates to adjust or unwind all or a material portion of any hedge with respect to the Notes.

      For purposes of determining whether a market disruption event with respect to a Basket Commodity (or the relevant successor Basket Commodity) has occurred, unless otherwise specified in the relevant terms supplement, a limitation on the hours or numbers of days of trading will not be a market disruption event, but only if the limitation results from an announced change in the regular business hours of the relevant exchange (or the relevant market).

      However, the failure of Bloomberg to announce or publish the relevant official settlement price or fixing level specified for the relevant Basket Commodity (or the relevant successor Basket Commodity)

will constitute a market disruption event with respect to a Basket Commodity (or the relevant successor Basket Commodity).

      For this purpose, with respect to Basket Commodities traded on a relevant exchange, an “absence of trading” on the relevant exchange on which futures or options contracts related to a Basket Commodity (or the relevant successor Basket Commodity) are traded will not include any time when such relevant exchange is itself closed for trading under ordinary circumstances.

      In contrast, a suspension or limitation of trading in a Basket Commodity (or the relevant successor Basket Commodity), or futures or options contracts related to a Basket Commodity (or the relevant successor Basket Commodity), if available, on their relevant exchanges, by reason of any of:

  if the relevant exchange establishes limits on the range within which the price of such Basket Commodity or such related futures or options contracts, as applicable, may fluctuate, the Basket Commodity Price of such Basket Commodity or related futures or options contracts on such day being at the upper or lower limit of that range;

  all trading in such Basket Commodity or such related futures or options contracts, as applicable, being suspended for the entire Basket Valuation Date or Initial Averaging Date, as applicable; or

  all trading in such Basket Commodity or such related futures or options contracts, as applicable, being suspended subsequent to the opening of trading on the Basket Valuation Date or Initial Averaging Date, as applicable, trading not recommencing prior to the regularly scheduled close of trading in such Basket Commodity or related futures or options contracts on such Basket Valuation Date or Initial Averaging Date and such suspension having been announced less than one hour preceding its commencement, will constitute a suspension or material limitation of trading. Since Bullion Commodities are not traded on traditional exchanges or the basis of listed futures or options contracts, the preceding paragraph will only apply to Basket Commodities other than Bullion Commodities.

      “Relevant exchange” means, with respect to each Basket Commodity (other than the Bullion Commodities) and any relevant successor Basket Commodity, the LME, ICE Futures, NYMEX, CBOT, or any primary exchange or market for trading related to such Basket Commodity or successor Basket Commodity, as applicable, or any futures or options contracts relating to such Basket Commodity or such successor Basket Commodity, as applicable.

Discontinuation of Trading of a Basket Commodity on its Relevant Exchange (or its Relevant Market); Alteration of Method of Calculation.

      If the relevant exchange (or its relevant market) of any Basket Commodity discontinues trading in such Basket Commodity, the calculation agent may, in its sole discretion, replace such Basket Commodity with another commodity, the price of which is quoted on such relevant exchange (or such relevant market) or any other exchange, that the calculation agent, in its sole discretion, determines to be comparable to the discontinued Basket Commodity (such replacement commodity will be referred to herein as a “successor Basket Commodity”), then any Basket Commodity Price for such discontinued Basket Commodity on any relevant Initial Averaging Date, if applicable, Basket Valuation Date or other relevant date on which such settlement price or fixing level, as applicable, is to be determined will be determined by reference to the level of such Basket Commodity at the close of trading on such relevant exchange (or such relevant market) or any other relevant exchange or market for the successor Basket Commodity on such day.

      Upon any selection by the calculation agent of a successor Basket Commodity, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

      If the relevant exchange (or the relevant market) discontinues trading in or the physical delivery of any of the Basket Commodities prior to, and such discontinuation is continuing on, any Initial Averaging

Date, if applicable, Basket Valuation Date or other relevant date on which the Basket Commodity Price for such Basket Commodity is to be determined, and the calculation agent determines, in its sole discretion, that no successor Basket Commodity is available at such time, or the calculation agent has previously selected a successor Basket Commodity and trading of such successor Basket Commodity is discontinued prior to, and such discontinuation is continuing on, such Initial Averaging Date, Basket Valuation Date or other relevant date, then the calculation agent will determine the Basket Commodity Price for such Basket Commodity or Successor Basket Commodity, as applicable, for such date; provided that, if the calculation agent determines that no successor Basket Commodity exists for the discontinued Basket Commodity, the Basket Commodity Price for such Basket Commodity will be the settlement price or fixing level, as applicable, that the calculation agent, in its sole discretion, determines to be fair and commercially reasonable under the circumstances at approximately 10:00 a.m., New York City time, on the date following the relevant Initial Averaging Date, if applicable, Basket Valuation Date or other relevant date.

      Notwithstanding these alternative arrangements, discontinuation of trading on the relevant exchange (or the relevant market) in any of the Basket Commodities may adversely affect the value of the notes.

      If at any time the method of calculating the price of any Basket Commodity or successor Basket Commodity, as applicable, is changed in a material respect by the relevant exchange (or the relevant market) or any other relevant exchange or market for the successor Basket Commodity, or if the reporting thereof is in any other way modified so that such price does not, in the opinion of the calculation agent, fairly represent the value of such Basket Commodity, the calculation agent shall, at the close of business in New York City on each day on which the Basket Commodity Price for such Basket Commodity or successor Basket Commodity, as applicable, is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value for such Basket Commodity or successor Basket Commodity, as applicable. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the notes.

Events of Default

      Under the heading “Description of Debt Securities — Events of Default and Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment upon an Event of Default

      Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described under the caption “Description of Notes — Payment at Maturity,” calculated as if the date of acceleration were the final Basket Valuation Date. If the notes have more than one Basket Valuation Date, then, for each Basket Valuation Date scheduled to occur after the date of acceleration, the trading days immediately preceding the date of acceleration (in such number equal to the number of Basket Valuation Dates in excess of one) will be the corresponding Basket Valuation Dates, unless otherwise specified in the relevant terms supplement.

      If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

      Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

      The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

      The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

      DTC will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

      Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York Mellon in The City of New York.

      The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York Mellon will also act as paying agent and may designate additional paying agents.

      Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York Mellon, but upon payment (with the giving of such indemnity as The Bank of New York Mellon may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

      The notes will be governed by and interpreted in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary applies to you only if you are an initial holder of the notes purchasing the notes at the issue price for cash and if you will hold them as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

      This summary does not address all aspects of U.S. federal income and estate taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

  one of certain financial institutions;

  a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or Section 408A of the Code, respectively;

  a dealer in securities or foreign currencies;

  a “regulated investment company” as defined in Section 851 of the Code;

  a “real estate investment trust” as defined in Section 856 of the Code;

  a person holding the notes as part of a hedging transaction, straddle, conversion transaction or integrated transaction, or entering into a “constructive sale” with respect to the notes;

  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

  a trader in securities or foreign currencies who elects to apply a mark-to-market method of tax accounting; or

  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

      This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations and treatments of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

      The tax consequences of an investment in the notes are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes.

      We intend to seek an opinion from Sidley Austin LLP, our special tax counsel, which will be based upon the terms of the notes at the time of the relevant offering and certain factual representations to be received from us, regarding the treatment of the notes as “open transactions” for U.S. federal income tax purposes. Whether Sidley Austin LLP expresses an opinion regarding the characterization of the notes will be indicated in the relevant terms supplement. Irrespective of the opinion received from Sidley Austin LLP, we and you will agree to treat the notes for U.S. federal income tax purposes as “open transactions” and not as debt instruments. While other characterizations of the notes could be asserted by the IRS, as discussed below, the following discussion assumes that the notes are treated for U.S. federal income tax purposes as “open transactions” with respect to the Basket Commodities and not as debt instruments, unless otherwise indicated.

Tax Consequences to U.S. Holders

      You are a “U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes and you are:

  a citizen or resident of the United States;

  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State thereof or the District of Columbia; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

      Tax Treatment of the Notes

      Tax Treatment Prior to Maturity. You should not be required to recognize taxable income or loss over the term of the notes prior to maturity, other than pursuant to a sale, exchange or redemption as described below.

      Sale, Exchange or Redemption of the Notes. Upon a sale, exchange or redemption of a note (including redemption of the notes at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and your tax basis in the note, which should equal the amount you paid to acquire the note. Subject to the discussion below concerning possible alternative tax treatments of an investment in the notes, such gain or loss should be long-term capital gain or loss if you have held the note for more than one year at that time. The deductibility of capital losses, however, is subject to limitations.

      Possible Alternative Tax Treatments of an Investment in the Notes

      Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization or treatment of the notes, the timing and character of income on the notes could differ materially from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by certain Treasury regulations relating to the taxation of “contingent payment debt instruments” if the term of the notes from issue to maturity is more than one year. In this event, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes (even though you may not receive any cash with respect to the notes during the term of the notes) and any gain recognized at expiration or upon sale or other disposition of the notes would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

      Other alternative U.S. federal income tax characterizations and treatments of the notes might also require you to include amounts in income during the term of the notes and/or might treat all or a portion of the gain or loss on the sale, exchange or redemption of the notes as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the notes.

      In addition, on December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of instruments similar to the notes to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime which very generally can operate to recharacterize certain long-term capital gains as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

      You are a “Non-U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes and you are:

  a nonresident alien individual;

  a foreign corporation; or

  a foreign estate or trust.

      You are not a Non-U.S. Holder for the purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of notes (including redemption of the notes at maturity).

      If you are a Non-U.S. Holder of the notes and if the characterization of your purchase and ownership of the notes as “open transactions” is respected, any payments on the notes should not be subject to U.S. federal income or withholding tax, unless such payments are effectively connected with your conduct of a trade or business in the United States.

      In addition, among the issues addressed in the notice described above in “Certain U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Possible Alternative Tax Treatments of an Investment in the Notes” is the degree, if any, to which income with respect to instruments such as the notes should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in the notes, possibly with retroactive effect.

      If the notes were recharacterized as indebtedness, any payments or accruals on the notes nonetheless would not be subject to U.S. withholding tax, provided generally that (i) you are not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business, (ii) you do not actually or constructively own 10 percent or more of the total combined voting power of our stock entitled to vote, (iii) you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iv) the certification requirement described in the next sentence has been fulfilled, and (v) neither the payments on the notes nor any gain realized on a sale, exchange or other disposition of notes (including redemption of the notes at maturity) is effectively connected with your conduct of a trade or business in the United States. In addition, any gain realized on a sale, exchange or other disposition of the notes will be exempt from U.S. federal income tax (including withholding tax) provided generally that you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a U.S. person and provide your name and address or otherwise satisfy applicable documentation requirements, and such amounts are not effectively connected with your conduct of a U.S. trade or business.

      If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with your conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Backup Withholding and Information Reporting

      You may be subject to information reporting, and may also be subject to backup withholding at the rates specified in the Code on the amounts paid to you, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the information reporting and backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the preceding paragraphs. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Federal Estate Tax

      Individual Non-U.S. Holders, and entities the property of which is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

      THE TAX CONSEQUENCES TO YOU OF OWNING THE NOTES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

      Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc., as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement, as amended or supplemented, from time to time (each an “Agent” and collectively with JPMSI, the “Agents”), JPMSI has agreed and any additional Agents will agree to use reasonable efforts to solicit offers to purchase the principal amount of notes set forth in the cover page of the relevant terms supplement. We will have the sole right to accept offers to purchase the notes and may reject any offer in whole or in part. Each Agent may reject, in whole or in part, any offer it solicited to purchase notes. We will pay an Agent, in connection with sales of these notes resulting from a solicitation that Agent made or an offer to purchase the Agent received, a commission as set forth in the relevant terms supplement. An Agent will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement.

      We may also sell notes to an Agent as principal for its own account at discounts to be agreed upon at the time of sale as disclosed in the relevant terms supplement. That Agent may resell notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that Agent determines and as we will specify in the relevant terms supplement. An Agent may offer the notes it has purchased as principal to other dealers. That Agent may sell the notes to any dealer at a discount and, unless otherwise specified in the relevant terms supplement, the discount allowed to any dealer will not be in excess of the discount that Agent will receive from us. After the initial public offering of notes that the Agent is to resell on a fixed public offering price basis, the Agent may change the public offering price, concession and discount.

      We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of NASD Rule 2720 regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with NASD Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior written approval of the customer.

      JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

      In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

      No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 70-A-I, any related underlying supplement or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 70-A-I, any related underlying supplement or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

      Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 70-A-I, any related underlying supplement and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission. For additional information regarding selling restrictions, please see “Notice to Investors” in this product supplement.

      Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

NOTICE TO INVESTORS

      We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 70-A-I, nor any related underlying supplement, the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 70-A-I, nor any related underlying supplement, nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 70-A-I, any related underlying supplement, accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

      You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 70-A-I, any related underlying supplement and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales.

Argentina

      The notes have not been and will not be authorized by the Comisión Nacional de Valores (the “CNV”) for public offer in Argentina and therefore may not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements, the internet or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 1-17,811, as amended (the “Argentine Public Offering Law”).

      The Argentine Public Offering Law does not expressly recognize the concept of private placement. Notwithstanding the foregoing, pursuant to the general rules on public offering and the few existing judicial and administrative precedents, the following private placement rules have been outlined:

(i)	target investors should be qualified or sophisticated investors, capable of understanding the risk of the proposed investment.

(ii)	investors should be contacted on an individual, direct and confidential basis, without using any type of massive means of communication.

(iii)	the number of contacted investors should be relatively small.

(iv)	investors should receive complete and precise information on the proposed investment.

(v)	any material, brochures, documents, etc, regarding the investment should be delivered in a personal and confidential manner, identifying the name of the recipient.

(vi)	the documents or information mentioned in item (v) should contain a legend or statement expressly stating that the offer is a private offer not subject to the approval or supervision of the CNV, or any other regulator in Argentina.

(vii)	the aforementioned documents or materials should also contain a statement prohibiting the re-sale or re-placement of the relevant securities within the Argentine territory or their sale through any type of transaction that may constitute a public offering of securities pursuant to Argentine law.

The Bahamas

      The notes have not been and shall not be offered or sold in or into The Bahamas except in circumstances that do not constitute a ‘public offering’ according to the Securities Industry Act, 1999.

      The offer of the notes, directly or indirectly, in or from within The Bahamas may only be made by an entity or person who is licensed as a Broker Dealer by the Securities Commission of The Bahamas.

      Persons deemed “resident” in The Bahamas pursuant to the Exchange Control Regulations, 1956 must receive the prior approval of the Central Bank of The Bahamas prior to accepting an offer to purchase any notes.

Bermuda

      This product supplement no. 70-A-I, any related underlying supplement and the accompanying prospectus supplement, prospectus and terms supplement have not been registered or filed with any regulatory authority in Bermuda. The offering of the notes pursuant to this product supplement no. 70-A-I, any related underlying supplement and the accompanying prospectus supplement, prospectus and any terms supplement to persons resident in Bermuda is not prohibited, provided we are not thereby carrying on business in Bermuda.

Brazil

      The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not and will not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federal Republic of Brazil, except in circumstances that cannot be construed as a public offering or unauthorized distribution of securities under Brazilian laws and regulations. The notes are not being offered into Brazil. Documents relating to an offering of the notes, as well as the information contained herein and therein, may not be supplied or distributed to the public in Brazil nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil.

British Virgin Islands

      The notes may not be offered in the British Virgin Islands unless we or the person offering the notes on our behalf is licensed to carry on business in the British Virgin Islands. We are not licensed to carry on business in the British Virgin Islands. The notes may be offered to British Virgin Islands “business companies” (from outside the British Virgin Islands) without restriction. A British Virgin Islands “business company” is a company formed under or otherwise governed by the BVI Business Companies Act, 2004 (British Virgin Islands).

Cayman Islands

      This product supplement no. 70-A-I, any related underlying supplement and the accompanying prospectus supplement, prospectus and terms supplement, and the notes offered hereby and thereby have not been, and will not be, registered under the laws and regulations of the Cayman Islands, nor has any regulatory authority in the Cayman Islands passed comment upon or approved the accuracy or adequacy of this product supplement no. 70-A-I, any related underlying supplement and the accompanying prospectus supplement, prospectus and terms supplement. The notes have not been, and will not be, offered or sold, directly or indirectly, in the Cayman Islands.

Chile

      None of the Agents, we or the notes have been registered with the Superintendencia de Valores y Seguros de Chile (Chilean Securities and Insurance Commission) pursuant to Ley No. 18,045 de

Mercado de Valores (the “Chilean Securities Act”), as amended, of the Republic of Chile and, accordingly, the notes have not been and will not be offered or sold within Chile or to, or for the account of benefit of persons in Chile except in circumstances which have not resulted and will not result in a public offering and/or securities intermediation in Chile within the meaning of the Chilean Securities Act.

      None of the Agents is a bank or a licensed broker in Chile, and therefore each Agent has not and will not conduct transactions or any business operations in any of such qualities, including the marketing, offer and sale of the notes, except in circumstances which have not resulted and will not result in a “public offering” as such term is defined in Article 4 of the Chilean Securities Act, and/or have not resulted and will not result in the intermediation of securities in Chile within the meaning of Article 24 of the Chilean Securities Act and/or the breach of the brokerage restrictions set forth in Article 39 of Decree with Force of Law No. 3 of 1997.

The notes will only be sold to specific buyers, each of which will be deemed upon purchase:

(i)	to be a financial institution and/or an institutional investor or a qualified investor with such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the notes;

(ii)	to agree that it will only resell the notes in the Republic of Chile in compliance with all applicable laws and regulations; and that it will deliver to each person to whom the notes are transferred a notice substantially to the effect of this selling restriction;

(iii)	to acknowledge receipt of sufficient information required to make an informed decision whether or not to invest in the notes; and

(iv)	to acknowledge that it has not relied upon advice from any Agent and/or us, or its or our respective affiliates, regarding the determination of the convenience or suitability of notes as an investment for the buyer or any other person; and has taken and relied upon independent legal, regulatory, tax and accounting advice.

Colombia

      The notes have not been and will not be registered in the National Securities Registry of Colombia (Registro Nacional de Valores y Emisores) kept by the Colombian Financial Superintendency (Superintendencia Financiera de Colombia) or in the Colombian Stock Exchange (Bolsa de Valores de Colombia).

      Therefore, the notes shall not be marketed, offered, sold or distributed in Colombia or to Colombian residents in any manner that would be characterized as a public offering, as such is defined in article 1.2.1.1 of Resolution 400, issued on May 22, 1995 by the Securities Superintendency General Commission (Sala General de la Superintendencia de Valores), as amended from time to time.

      If the notes are to be marketed within Colombian territory or to Colombian residents, regardless of the number of persons to which said marketing is addressed to, any such promotion or advertisement of the notes must be made through a local financial entity, a representative’s office, or a local correspondent, in accordance with Decree 2558, issued on June 6, 2007 by the Ministry of Finance and Public Credit of Colombia, as amended from time to time.

      Therefore, the notes should not be marketed within Colombian territory or to Colombian residents, by any given means, that may be considered as being addressed to an indeterminate number of persons or to more than ninety-nine (99) persons, including but not limited to: (i) any written material or other means of communication, such as subscription lists, bulletins, pamphlets or advertisements; (ii) any offer or sale of the notes at offices or branches open to the public; (iii) use of any oral or written advertisements, letters, announcements, notices or any other means of communication that may be perceived to be addressed to an indeterminate number of persons for the purpose of marketing and/or offering the notes; or (iv) use (a) non-solicited emails or (b) email distributions lists to market the notes.

El Salvador

      The notes may not be offered to the general public in El Salvador, and according to Article 2 of the Ley de Mercado de Valores (Securities Market Law) of the Republic of El Salvador, Legislative Decree number 809 dated 16 February 1994, published on the Diario Oficial (Official Gazette) number 73-BIS, Number 323, dated 21 April 1994, and in compliance with the aforementioned regulation, each Agent has represented and agreed that it will not make an invitation for subscription or purchase of the notes to indeterminate individuals, nor will it make known this product supplement no. 70-A-I, any related underlying supplement and the accompanying prospectus supplement, prospectus and terms supplement in the territory of El Salvador through any mass media communication such as television, radio, press, or any similar medium, other than publications of an international nature that are received in El Salvador, such as internet access or foreign cable advertisements, which are not directed to the Salvadoran public. The offering of the notes has not been registered with an authorized stock exchange in the Republic of El Salvador. Any negotiation for the purchase or sale of notes in the Republic of El Salvador shall only be negotiated on an individual basis with determinate individuals or entities in strict compliance with the aforementioned Article 2 of the Salvadoran Securities Market Law, and shall in any event be effected in accordance with all securities, tax and exchange control of the Dominican Republic, Central America, and United States Free Trade Agreements, and other applicable laws or regulations of the Republic of El Salvador.

European Economic Area

      In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this product supplement no. 70-A-I, any related underlying supplement and the accompanying prospectus supplement to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(a)	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)

at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Agent; or

(d)	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

      For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

      This European Economic Area selling restriction is in addition to any other selling restrictions set out herein.

Hong Kong

      The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Jersey

      Each Agent has represented to and agreed with us that it will not circulate in Jersey any offer for subscription, sale or exchange of any notes which would constitute an offer to the public for the purposes of Article 8 of the Control of Borrowing (Jersey) Order 1958.

Mexico

      The notes have not been, and will not be, registered with the Mexican National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and therefore, may not be offered or sold publicly in the United Mexican States. This product supplement no. 70-A-I, any related underlying supplement and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States. The notes may be privately placed in Mexico among institutional and qualified investors, pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law.

The Netherlands

      An offer to the public of any notes which are the subject of the offering and placement contemplated by this product supplement no. 70-A-I, any related underlying supplement and the accompanying prospectus supplement, prospectus and terms supplement may not be made in The Netherlands and each Agent has represented and agreed that it has not made and will not make an offer of such notes to the public in The Netherlands, unless such an offer is made exclusively to one or more of the following categories of investors in accordance with the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht, the “FMSA”):

1.

Regulated Entities: (a) any person or entity who or which is subject to supervision by a regulatory authority in any country in order to lawfully operate in the financial markets (which includes: credit institutions, investment firms, financial institutions, insurance companies, collective investment schemes and their management companies, pension funds and their management companies, commodity dealers) (“Supervised Entities”); and (b) any person or entity who or which engages in a regulated activity on the financial markets but who or which is not subject to supervision by a regulatory authority because it benefits from an exemption or dispensation (“Exempt Entities”);

2.	Investment Funds and Entities: any entity whose corporate purpose is solely to invest in securities (which includes, without limitation, hedge funds);

3.

Governmental institutions: the Dutch State, the Dutch Central Bank, Dutch regional, local or other decentralized governmental institutions, international treaty organizations and supranational organizations;

4.

Self-certified Small and Medium-Sized Enterprises (“SMEs”): any company having its registered office in The Netherlands which does not meet at least two of the three criteria mentioned in (6) below and which has (a) expressly requested the Netherlands Authority for the Financial Markets (the “AFM”) to be considered as a qualified investor, and (b) been entered on the register of qualified investors maintained by the AFM;

5.	Self-certified Natural Persons: any natural person who is resident in The Netherlands if this person meets at least two (2) of the following criteria:

	(i)	the investor has carried out transactions of a significant size on securities markets at an average frequency of, at least, ten (10) per quarter over the previous four (4) quarters;

	(ii)	the size of the investor’s securities portfolio exceeds €500,000;

	(iii)	the investor works or has worked for at least one (1) year in the financial sector in a professional position which requires knowledge of investment in securities,

provided this person has:

	(a)	expressly requested the AFM to be considered as a qualified investor; and

	(b)	been entered on the register of qualified investors maintained by the AFM;

6.	Large Enterprises: any company or legal entity which meets at least two of the following three criteria according to its most recent consolidated or non-consolidated annual accounts:

	(a)	an average number of employees during the financial year of at least 250;

	(b)	total assets of at least €43,000,000; or

	(c)	an annual net turnover of at least €50,000,000.

7.

Discretionary individual portfolio managers: any portfolio manager in The Netherlands who or which purchases the notes for the account of clients who are not Qualified Investors on the basis of a contract of agency that allows for making investment decisions on the client’s behalf without specific instructions of or consultation with any such client;

8.	Minimum consideration: any person or entity for a minimum consideration of €50,000 or more (or equivalent in foreign currency) for each offer of notes; or

9.	Fewer than 100 Offerees: fewer than 100 natural or legal persons (other than Qualified Investors).

For the purposes of this provision, the expression:

(a)

an “offer to the public” in relation to any notes means making a sufficiently determined offer as meant in Section 217(1) of Book 6 of the Dutch Civil Code (Burgerlijk Wetboek) addressed to more than one person to conclude a contract to purchase or otherwise acquire notes, or inviting persons to make an offer in respect of such notes;

(b)	“Qualified Investors” means the categories of investors listed under (1) up to and including (6) above.

      Zero Coupon Notes may not, directly or indirectly, as part of their initial distribution (or immediately thereafter) or as part of any re-offering be offered, sold, transferred or delivered in The Netherlands. For purposes of this paragraph “Zero Coupon Notes” are notes (whether in definitive or in global form) that are in bearer form and that constitute a claim for a fixed sum against us and on which interest does not become due prior to maturity or on which no interest is due whatsoever.

Panama

      The notes have not been and will not be registered with the National Securities Commission of the Republic of Panama under Decree Law No. 70-A-I of July 8, 1999 (the “Panamanian Securities Law”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Law. The notes do not benefit from the tax incentives provided by the Panamanian Securities Law and are not subject to regulation or supervision by the National Securities Commission of the Republic of Panama.

Peru

      The notes have been and will be offered only to institutional investors (as defined by the Peruvian Securities Market Law — “Ley de Mercado de Valores” enacted by Legislative Decree No. 861 — Unified Text of the Law approved by Supreme Decree No. 093-2002-EF) and not to the public in general or a segment of it. The placement of the notes shall comply with article 5 of the Peruvian Securities Market Law.

Singapore

      Neither this product supplement no. 70-A-I, nor any related underlying supplement nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 70-A-I, any related underlying supplement, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Switzerland

      The notes have not been and will not be offered or sold, directly or indirectly, to the public in Switzerland, and this product supplement no. 70-A-I, any related underlying supplement and the accompanying prospectus supplement, prospectus and terms supplement do not constitute a public offering prospectus as that term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations.

      We have not applied for a listing of the notes on the SWX Swiss Exchange or on any other regulated securities market and, consequently, the information presented in this product supplement no. 70-A-I, any related underlying supplement and the accompanying prospectus supplement, prospectus and terms supplement does not necessarily comply with the information standards set out in the relevant listing rules.

      The notes do not constitute a participation in a collective investment scheme in the meaning of the Swiss Federal Act on Collective Investment Schemes and are not licensed by the Swiss Federal Banking Commission. Accordingly, neither the notes nor holders of the notes benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Federal Banking Commission.

United Kingdom

Each Agent has represented and agreed that:

(a)

it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”)) by the Issuer;

(b)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Uruguay

      The offering of notes in Uruguay constitutes a private offering and each Agent has agreed that the notes and us will not be registered with the Central Bank of Uruguay pursuant to section 2 of Uruguayan law 16.749.

Venezuela

      The notes comprising this offering have not been registered with the Venezuelan National Securities Commission (Comisión Nacional de Valores) and are not being publicly offered in Venezuela. No document related to the offering of the notes shall be interpreted to constitute a public offer of securities in Venezuela. This document has been sent exclusively to clients of the Agents and the information contained herein is private, confidential and for the exclusive use of the addressee. Investors wishing to acquire the notes may use only funds located outside of Venezuela, which are not of mandatory sale to the Central Bank of Venezuela (Banco Central de Venezuela) or are not otherwise subject to restrictions or limitations under the exchange control regulation currently in force in Venezuela.

BENEFIT PLAN INVESTOR CONSIDERATIONS

      A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

      Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we may be a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

      Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of the notes and related lending transactions, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

      Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase or holding of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

      Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

      Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption, or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

      Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.